Form N-SAR,
Sub-Item 77I
Terms of new or amended securities


Nuveen California AMT-Free Municipal Income Fund
811-21212

The Registrant has added new series of the preferred share class, as stated in each of the Statement Establishing and Fixing the Rights and Preferences, containing a description of the securities. The Registrant incorporates by reference to this Sub-Item 77I the Registrants Statement of Establishing and Fixing the Rights and Preferences, which was filed as Appendix C to the SEC filing on Form 497 on February 3,
2014, Accession No. 0001193125-14-033172.